Exhibit 10.2

                              EMPLOYMENT AGREEMENT
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This Employment Agreement is made and entered into by and between Priority Power
Management, Ltd. ("Employer") and Padraig Ennis ("Employee"), effective as of June 1, 2006 (the "Effective Date"). In consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereby agree as follows:

     1. Employer hereby employs Employee, and Employee hereby accepts employment from Employer in connection with the retail electric aggregation business of Employer (the "Business") upon the terms and conditions set forth herein. Employee has previously been employed by Priority Power Management, Ltd. pursuant to an Employment Agreement with such Employer. The terms hereof replace and terminate such prior Employment Agreement.

     2. Term. This Agreement shall commence the 1st day of June, 2006 and shall not be subject to termination except for Cause until on or after the 31st day of May, 2009. From and after that date, this Agreement may be terminated by either party with or without Cause and shall extend until terminated. "Cause" shall mean either of the following:

          a. Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement;

          b.   Employee's final conviction of a felony;

     3. Productive Time. Employee shall devote his entire productive time, ability and attention to the Business, at the office of the Business and at such other locations as Employer shall direct. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities, which do not conflict with the business and affairs of Employer or interfere with Employee's performance of his duties hereunder.

     4. Salary: Employee shall be paid the sum of $140,000 per annum, payable semimonthly on the fifteenth and the last day of each month during the term hereof, pro-rated at the beginning and at the termination of this Agreement, subject to any adjustment as the parties shall agree in writing. Any acceptance by Employee and any payment by Employer of amounts other than as set forth herein shall constitute the Agreement of the parties to change such salary. Upon the closing of the transaction now contemplated between AMEN Properties, Inc., and Priority Power Management, Ltd, Employee shall receive, subject to all required withholding, an additional sum of $50,000.00 which shall not be credited to or applied to the salary described above. In addition to this one-time bonus, Employee shall annually receive a bonus of not less than $30,000.00 or 2% of the consolidated net income of Priority Power Management, Ltd., previously Priority Power Management, Ltd. and Priority Power Dallas, Ltd., which ever is greater, that are equal to or are greater than the annual net income of calendar year 2005 (the "Benchmark"). The "Benchmark" is equal to the net income of Priority Power Management, Ltd. in calendar year 2005 which is equal to $475,100.00. Net income shall be as determined by Generally Accepted Accounting Practices and Principles (GAAPP) as verified by third-party independent auditors of the Employer. If the annual net income for any one calendar year is less than the Benchmark, then Employee shall for that same year receive a bonus calculated exclusively as 2% of the consolidated net income of Priority Power Management, Ltd., previously Priority Power Management, Ltd. and Priority Power Dallas, Ltd.


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     5.   Vacation. Employee shall be permitted and enjoy 20 paid vacation days from and after the date hereof through the end of 2006, and thereafter shall accrue five (5) weeks of paid vacation each calendar year. A maximum of 1 week unused vacation may be carried forward into the next year.

     6. Insurance. Employee and Employee's spouse and dependent children shall be provided, free of cost, health insurance consistent with the health insurance provided to key employees of Employer as of the Effective Date, but, in no event, shall there be any decrease in the nature and scope of coverage and no increase in any deductible for the insurance provided to Employee by Priority Power Management, Ltd as of the Effective Date.

     7. Reimbursable Expenses. During the term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Employee's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

     8. Confidentiality. Employee shall treat all information and knowledge of Employee relating to Employer's business, including without limitation the customers, customer list, perspective customers, customer contacts, customer electricity demands and prices, data, pricing information, and all other information of Employer confidential and shall treat the same for all purposes as trade secrets of Employer, never disclosing the same to anyone or utilizing the same for the benefit of Employee or any other person or entity whomsoever.

     9. Employer Property. Upon termination of employment, Employee will return to Employer all records, books, lists, reports, documents, files, and data stored on computers or in any other means, whether original or copies and coming into employee's possession by or through his employment by Employer.

     10. Termination. If Employee's employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the benefits set forth in Section a hereof:

          a.   Death.

          b. Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as reasonably determined by the Managing Partner in good faith.

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          c.   In the event Employee's employment is terminated by Employer for
               Cause or employment is terminated because of Death or Permanent Disability, then all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except as specifically provided in this Section 10(c). Employee, or his estate in the case of Employee's death, shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual annual incentive compensation not yet paid but payable under Employer's plans for the year prior to the year of Employee's termination of employment, but shall not be entitled to any annual bonus or incentive compensation for the year in which he terminates employment or any other payments or benefits by or on behalf of Employer.

          d. If Employee's employment is terminated by Employee for Good Reason or by Employer for any reason other than Cause, Employee shall be entitled to each of the following:

               i. Employer shall pay to Employee a severance benefit consisting of either but not both of: 1) a single lump sum cash payment equal to one year of Employee's base salary as in effect at the date of Employee's termination of employment, Such severance benefit shall be paid no later than sixty (60) days following Employee's termination of employment; or, 2) 12-months of salary continuation, paid semimonthly and at the same rate as in effect at the date of Employee's termination of employment. The decision of whether to pay a 12-month lump sum or 12-months of salary continuance is at the sole discretion of Employer.

               ii. Employee shall be entitled to any individual bonuses or individual incentive compensation under Employer's plans, or any successor annual incentive compensation plan, for the year of Employee's termination of employment determined as if Employee had remained employed by the Employer for the entire year. Such amounts shall be paid to Employee at the time that such amounts are paid to similarly situated employees.

               iii. "Good Reason" shall mean a termination of employment by
                    Employee because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for sixty (60) days following written notice of such breach by Employee to Employer, provided such termination occurs within sixty (60) days after the expiration of the notice period; or A termination of employment by Employee within six (6) months after a material reduction in Employee's rank or responsibility when accompanied by a reduction in employee's base salary and bonus as outlined herein with Employer.

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     11.  Post-Termination Obligations. During the term of this Agreement, and for a term of eighteen (18) months after the termination of this Agreement, but only if such termination occurs as a result of Cause, then Employee agrees that he will not, directly or indirectly:

          a. Except on behalf of Employer, solicit business from any person known by the Employee to be a customer of or supplier to the Employer, whether or not the Employee had personal contact with such person during and be reason of Employee's employment with the Employer;

          b. solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Employer at any time during the term of this Agreement or the prior Agreement described above, or any manner induce or attempt to induce any employee of the Employer to terminate employment with Employer;

          c. interfere with the Employer's relationship with any person, including any person who at any time was an employee, contractor, supplier or customer of Employer; or

          d. disparage the Employer or any of its shareholders, directors, officers or other employees.


     Notwithstanding the foregoing, if this Agreement is terminated by either Party for any reason other than Cause, then this Section 11 shall be void and ineffective ab initio. After the initial 3-year term of this Agreement, and any subsequent term which may be entered into by Employee and Employer,
     Section 11 Section 11 shall be void and ineffective.

     12. Successors and Assigns. This Agreement shall inure to and be binding upon Employer as well as any successor owner of the business of Employer. Neither Employer nor Employee may transfer or assign their responsibilities hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

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     13.  Entire Agreement. This constitutes the entire agreement of the parties. The terms hereof may not be modified or amended as set forth herein, or by written instruments signed by the parties sought to be charged thereby.


         SIGNED this 24th day of May, 2006.

EMPLOYER:

PRIORITY POWER MANAGEMENT, LTD., by Priority Power Management, L.L.C.

By:
Jon M. Morgan, Manager

EMPLOYEE:


Padraig Ennis


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